EXHIBIT 10.6

SUMMARY OF COMPENSATORY ARRANGEMENT WITH MICHAEL J. SNYDER

Michael J. Snyder serves as Chairman of the Board of Directors, Chief Executive Officer and President of the Company pursuant to an employment agreement dated May 11, 2000. Mr. Snyder’s employment agreement provides that the Board of Directors shall review Mr. Snyder’s base salary annually. For 2005, the Board of Directors has set Mr. Snyder’s annual base salary at $625,000. In addition, the Board has established an Annual Incentive Compensation (Bonus) Plan, pursuant to which Mr. Snyder is eligible to earn a cash bonus of between 45% and 135% of his base salary based on the level of the Company’s earnings before interest, taxes, depreciation and amortization (or EBITDA) relative to certain targets that have been set by the Board. Any such bonus is payable to Mr. Snyder after the close of the 2005 fiscal year. Mr. Snyder is eligible to receive stock options and other stock-based awards under the Company’s 2004 Performance Incentive Plan at the discretion of the Board of Directors. Mr. Snyder also receives a monthly car allowance from the Company.

The terms of Mr. Snyder’s employment and compensation are otherwise unchanged from those set forth in his employment agreement.